Calculation of Filing Fee Tables
S-8
HORNBECK OFFSHORE SERVICES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001	Other	1,500,000	$ 10.43	$ 15,645,000.00	0.0001381	$ 2,160.57
Total Offering Amounts:						$ 15,645,000.00		$ 2,160.57
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,160.57
Offering Note
[1]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices reported for a share of common stock, par value $0.00001 (the "Common Stock"), of the Registrant on the New York Stock Exchange on August 31, 2026. Represents the maximum number of shares of Common Stock that may be issuable upon the settlement or exercise of certain stock option and restricted stock unit awards granted under the Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock in respect of the securities identified in the above table that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources